Exhibit 99.1

GLEACHER & COMPANY REPORTS SECOND QUARTER

2013 FINANCIAL RESULTS

NEW YORK, N.Y., August 8, 2013 — Gleacher & Company, Inc. (Nasdaq: GLCH) today reported net loss of $61.5 million for the second quarter of 2013 (including a restructuring charge of $43.6 million) and loss per share of ($10.02).

Recent Developments

Gleacher & Company, Inc. (“Gleacher” or the “Company”) historically has operated an investment banking business, predominately fixed-income sales and trading and financial advisory services, through three principal business units:  Investment Banking, MBS & Rates and Credit Products.  The Company also engaged in residential mortgage lending operations through ClearPoint Funding, Inc. (“ClearPoint”) until this business was discontinued, and the business sold, in February 2013.

The Company has disclosed previously various uncertainties that had adversely impacted counterparty relationships, employee turnover and operating results.  Those factors impacted the overall stability of the Company’s platform.  During the second quarter, the Company’s Board of Directors approved plans to discontinue operations in its MBS & Rates and Credit Products divisions (together, “Fixed Income” or the “Fixed Income businesses”) as well as, later in the quarter, its Investment Banking Division.  As a result of the exits from these businesses, the Company now has no meaningful revenue-producing operations.  As of August 8, 2013, the Company had approximately 20 employees.

In connection with exiting Investment Banking and Fixed Income, the Company recognized a charge of approximately $43.6 million.  See “Results from Discontinued Operations” below for additional information.

The Company is evaluating several strategic alternatives in order to preserve and maximize stockholder value.  These include:

•                  pursuing a strategic transaction with a third party, such as a merger or sale of the Company;

•                  reinvesting the Company’s liquid assets into favorable opportunities; and

•                  continuing the wind-down of the Company’s remaining operations and making a distribution of proceeds to stockholders.

On May 31, 2013, the Company appointed Christopher J. Kearns of Capstone Advisory Group, LLC (“Capstone”) as the Company’s Chief Restructuring Officer and Chief Executive Officer.  Also, Capstone was retained to assist the Company with its restructuring process.

Also, during the quarter, the Company implemented a 1-for-20 reverse stock split.  All share and share-related information in this press release has been adjusted, to the extent necessary, to reflect this reverse stock split.  In part as result of this reverse stock split, the Company regained compliance with the listing standards of the Nasdaq Global Market.

Financial Results — Summary

Included within the results of continuing operations are certain expenses associated with former employees and former Company initiatives.  Therefore, reported results from continuing operations below are not necessarily indicative of results from continuing operations to be reported in the future.

	Three Months Ended		Six Months Ended
	June	June	June	June
(In thousands, except for per-share amounts)	2013	2012	2013	2012
	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)
Revenues — continuing operations	$(499)	$(76)	$(304)	$609
Pre-tax loss from continuing operations	$(6,859)	$(8,179)	$(13,204)	$(14,285)

Net loss from continuing operations	$(6,928)	$(35,465)	$(13,358)	$(39,255)
Loss from discontinued operations, net of taxes	$(54,567)	$(23,508)	$(66,108)	$(24,402)
Net loss	$(61,495)	$(58,973)	$(79,466)	$(63,657)

Loss per share:
Continuing operations	$(1.13)	$(5.93)	$(2.21)	$(6.59)
Discontinued operations	$(8.89)	$(3.93)	$(10.92)	$(4.09)
Loss per share — total	$(10.02)	$(9.86)	$(13.13)	$(10.68)

Shares
Weighted average diluted shares(1)	6,136	5,978	6,056	5,959

(1) GAAP requires the exclusion of potentially dilutive securities when an entity reports a net loss, so that the calculated earnings per share are a more conservative (greater) loss per share.  The Company was in a net loss position for the three and six months ended June 30, 2013 and 2012.  Therefore, for purposes of computing dilutive loss per share for the three and six months ended June 30, 2013 and 2012, the Company excluded approximately 456,000 and 474,000, respectively, of shares underlying stock options, 46,000 and 458,000, respectively, of shares of restricted stock, and 25,000 and 201,000, respectively, of shares underlying restricted stock units.

Results from Continuing Operations

Revenues from continuing operations for the three months ended June 30, 2013 were ($0.5) million, compared to ($0.1) million for the three months ended June 30, 2012.  The decrease in net revenues was primarily due to changes in the fair value of the Company’s investments. Revenues for the six months ended June 30, 2013 were ($0.3) million, compared to $0.6 million for the six months ended June 30, 2012.  This decrease in net revenues was due to changes in the fair value of the Company’s investments and lower fees and other.

Compensation expense from continuing operations includes compensation for approximately 20 remaining employees, as well as compensation expense of $0.9 million and $2.3 million during the three and six months ended June 30, 2013, respectively, of certain former administrative employees, including the Company’s former Chief Executive Officer and Chief Operating Officer.  Compensation expense related to continuing operations was $2.1 million and $3.2 million for the three months ended June 30, 2013 and 2012, respectively and was $4.6 million and $6.2 million for the six months ended June 30, 2013 and 2012, respectively.  The declines were primarily attributable to lower discretionary bonus compensation accruals in the current year.

Non-compensation expenses related to continuing operations of $4.2 million and $4.9 million for the three months ended June 30, 2013 and 2012, respectively, and $8.3 million and $8.7 million for the six months ended June 30, 2013 and 2012, respectively, are primarily comprised of professional fees, including legal, consulting and audit costs.  Non-compensation expenses also include occupancy costs associated with the Company’s current headcount and other general costs, including insurance.  The declines in non-compensation costs are primarily due to ongoing cost reductions in connection with the Company’s restructuring.

Reclassifications

Certain items previously not allocated to the Company’s Investment Banking division and Fixed Income have been reclassified as discontinued operations, as follows:

	Three Months Ended			Six Months Ended
	June		June	June		June
(In thousands)	2013		2012	2013		2012
	(Unaudited)		(Unaudited)	(Unaudited)		(Unaudited)
Items Reclassified to Discontinued Operations
Revenues
Interest income — Intersegment allocation	$—		$1,521	$778		$3,454
Expenses
Compensation expense	$867		$2,206	$2,387		$4,234
Professional fees	(206)		301	182		1,158
Occupancy expense	837		364	1,428		643
Goodwill impairment	—	(1)	21,096	—	(1)	21,096
Communications and data processing	173		124	338		358
Other	121		225	278		459
Total expenses	1,792		24,316	4,613		27,948

Total items reclassified to discontinued operations	$1,792		$22,795	$3,835		$24,494

(1)

Impairment of intangible assets of $3.3 million and $3.9 million for the three and six months ended June 30, 2013, recognized in connection with the Company’s exits from Investment Banking, Fixed Income and ClearPoint, is recorded as restructuring expense and included within discontinued operations.

Provision for Income Taxes — Continuing Operations

Three and Six Months Ended June 30, 2013

The Company provided for a full valuation allowance against the net operating losses (“NOLs”) generated during the three and six months ended June 30, 2013, resulting in no income tax benefit.  The Company’s pre-tax federal NOL at June 30, 2013 is estimated to be approximately $95.0 million.  In the event that the Company experiences an ownership change under Internal Revenue Code Section 382, the Company’s NOLs would be fully impaired (reduced nearly to zero).  Income tax expense from continuing operations of $0.1 million and $0.2 million for the three and six months ended June 30, 2013, respectively, is due to state franchise taxes and interest expense on uncertain tax positions.

Three and Six Months Ended June 30, 2012

The Company’s provision for income taxes from continuing operations for the three and six months ended June 30, 2012 was approximately $27.3 million and $25.0 million, respectively, and is primarily due to the establishment of a valuation allowance against substantially all of the Company’s deferred tax assets, of which a substantial portion has been allocated to continuing operations.

Discontinued Operations, net of taxes

As previously discussed, during the three months ended June 30, 2013, the Company exited its Investment Banking and Fixed Income businesses.  In addition, during the first quarter of 2013, substantially all of ClearPoint’s assets were sold to Homeward Residential, Inc. (resulting in a loss of approximately $1.1 million).  As a result of these actions, the results of these businesses have been reclassified as discontinued operations.

Discontinued operations also include residual profits and losses related to the Equities division due to the Company’s decision to exit this business in August of 2011.

Amounts reflected in the Consolidated Statements of Operations for the three and six months ended June 30, 2013 and 2012 related to these discontinued operations are presented in the following table:

	Three Months Ended		Six Months Ended
	June	June	June	June
(In thousands of dollars)	2013	2012	2013	2012
	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)
Net Revenues
Investment Banking	$1	$8,730	$15,034	$13,263
MBS & Rates	(3,621)	5,282	(4,344)	25,613
Credit Products	739	17,872	12,564	39,589
ClearPoint	(53)	11,316	4,355	26,861
Equities division	—	6	76	43
Other items reclassified from continuing operations	—	1,521	778	3,454
Total net revenues	(2,934)	44,727	28,463	108,823
Total expenses (excluding restructuring expense)
Investment Banking	918	6,535	12,606	10,489
MBS & Rates	2,969	7,028	10,502	21,872
Credit Products	1,967	16,587	14,209	38,992
ClearPoint	283	13,828	6,436	32,226
Equities division	77	(31)	119	(104)
Other items reclassified from continuing operations	1,792	24,316	4,613	27,948
Total expenses (excluding restructuring expense)	8,006	68,263	48,485	131,423
(Loss)/income from discontinued operations before income taxes (excluding restructuring expense)
Investment Banking	(917)	2,195	2,428	2,774
MBS & Rates	(6,590)	(1,746)	(14,846)	3,741
Credit Products	(1,228)	1,285	(1,645)	597
ClearPoint	(336)	(2,512)	(2,081)	(5,365)
Equities division	(77)	37	(43)	147
Other items reclassified from continuing operations	(1,792)	(22,795)	(3,835)	(24,494)
Subtotal	(10,940)	(23,536)	(20,022)	(22,600)
Restructuring expense	(43,627)	—	(46,086)	—
Loss from discontinued operations before income taxes	(54,567)	(23,536)	(66,108)	(22,600)
Income tax (benefit)/expense	—	(28)	—	1,802
Loss from discontinued operations, net of taxes	$(54,567)	$(23,508)	$(66,108)	$(24,402)

Results from Discontinued Operations

The Company’s net revenue from operations now discontinued was ($2.9) million and $44.7 million for the three months ended June 30, 2013 and 2012, respectively and $28.5 million and $108.8 million for the six months ended June 30, 2013 and 2012, respectively.

No revenue was generated from investment banking during the three months ended June 30, 2013, primarily due to the instability of the Company’s platform.  Revenue-generating capabilities of the Fixed Income businesses suffered from the previously mentioned uncertainties and adverse developments.  Results of the MBS & Rates division reflect sales and trading losses, including losses on the wind down of the Company’s financial instruments owned of $4.4 million and $9.4 million for the three and six months ended June 30, 2013, respectively.  The sales and trading losses were partially mitigated by net interest income.  The Credit Products division suffered significant declines in revenues upon the departure of approximately 20 professionals in mid-February of 2013.  Those and other subsequent departures, which further contributed to the Company’s instability, had a material adverse impact on the Credit Products division’s sales and trading activities.  Net revenues of this division were $0.7 million and $12.6 million for the three and six months ended June 30, 2013, respectively.

The pre-tax results from discontinued operations for the three and six months ended June 30, 2013 were losses of $54.6 million and $66.1 million, respectively.  Discontinued operations were directly affected by the drastic declines in revenues and were also impacted by a restructuring charge of $43.6 million and $46.1 million recognized during the three and six months ended June 30, 2013, respectively (of which $34.2 million is expected to result in cash expenditures).  The major costs associated with the exits of Investment Banking and Fixed Income (second quarter) and ClearPoint (first quarter) are as follows:

•                  severance and other compensation costs of approximately $10.1 million and $11.4 million for the three and six months ended June 30, 2013, respectively;

•                  termination of third-party vendor contracts and other costs of approximately $5.9 million and $6.0 million for the three and six months ended June 30, 2013, respectively;

•                  costs associated with exiting our lease commitments, including the Company’s headquarters and other office locations, of approximately $16.8 million for the three and six months ended June 30, 2013;

•                  non-cash charges related to the vesting of stock-based compensation and other deferred compensation of approximately $4.1 million and $4.5 million for the three and six months ended June 30, 2013, respectively; and

•                  non-cash charges related to the impairment of fixed assets, leasehold improvements, goodwill and intangible assets of $6.7 million and $7.4 million for the three and six months ended June 30, 2013, respectively.

As of June 30, 2013, the Company’s remaining obligation associated with these exits was approximately $23.6 million.  The Company’s reserve for lease commitments is based upon assumptions including sublease rents per square foot, free rent periods and downtime for locating a subtenant.  The Company may incur additional charges that are material to the extent the leases are terminated for amounts in excess of the Company’s estimates, or if finding a subtenant takes longer than estimated and/or actual sublease rents are less than projected.  In addition, the Company estimates its remaining exposure to severance, in connection with these restructurings, to be between approximately $0.5 million and $1.0 million.  No other material charges are expected to be incurred.  The cash obligations associated with these exits will be satisfied from available cash on hand.

Consolidated Statements of Operations (Unaudited)

	Three Months Ended		Six Months Ended
	June	June	June	June
(In thousands, except for per-share amounts)	2013	2012	2013	2012
	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)
Revenues:
Investment losses, net	$(601)	$(139)	$(429)	$(7)
Fees and other	102	63	125	616
Total revenues	(499)	(76)	(304)	609
Expenses:
Compensation and benefits	2,117	3,247	4,640	6,180
Professional fees	3,088	3,050	5,598	5,348
Communications and data processing	288	522	694	1,045
Occupancy, depreciation and amortization	458	399	765	774
Other	409	885	1,203	1,547
Total non-interest expenses	6,360	8,103	12,900	14,894
Loss from continuing operations before income taxes and discontinued operations	(6,859)	(8,179)	(13,204)	(14,285)
Income tax expense	69	27,286	154	24,970
Loss from continuing operations	(6,928)	(35,465)	(13,358)	(39,255)
Loss from discontinued operations, net of taxes	(54,567)	(23,508)	(66,108)	(24,402)
Net loss	$(61,495)	$(58,973)	$(79,466)	$(63,657)

Earnings per share:
Basic loss per share

Continuing operations	$(1.13)	$(5.93)	$(2.21)	$(6.59)
Discontinued operations	(8.89)	(3.93)	(10.92)	(4.09)

Net loss per share	$(10.02)	$(9.86)	$(13.13)	$(10.68)

Diluted loss per share

Continuing operations	$(1.13)	$(5.93)	$(2.21)	$(6.59)
Discontinued operations	(8.89)	(3.93)	(10.92)	(4.09)

Net loss per share	$(10.02)	$(9.86)	$(13.13)	$(10.68)

Weighted average number of shares of common stock:
Basic	6,136	5,978	6,056	5,959
Diluted	6,136	5,978	6,056	5,959

Consolidated Statement of Financial Condition (Unaudited)

	June 30,	December 31,
(In thousands, except for share and per-share amounts)	2013	2012
Assets:
Cash and cash equivalents	$88,498	$44,868
Cash and securities segregated for regulatory and other purposes	6,000	13,000
Receivables from
Brokers, dealers and clearing organizations	9,249	12,824
Related parties	1,500	1,474
Other	2,407	12,563
Financial instruments owned, at fair value	867	1,096,181
Investments	20,995	20,478
Office equipment and leasehold improvements, net	772	5,311
Goodwill	—	1,212
Intangible assets	—	5,303
Income taxes receivable	4,418	7,394
Deferred tax assets, net	—	—
Other assets	9,184	9,030
Total Assets	$143,890	$1,229,638
Liabilities and Stockholders’ Equity:
Liabilities
Payables to:
Brokers, dealers and clearing organizations	$—	$638,009
Related parties	1,163	2,944
Other	1,662	2,251
Securities sold under agreements to repurchase	—	159,386
Securities sold, but not yet purchased, at fair value	—	132,730
Secured borrowings, ClearPoint	—	64,908
Accrued compensation	2,116	34,199
Restructuring reserve	23,642	—
Accounts payable and accrued expenses	6,089	9,866
Income taxes payable	3,896	3,755
Subordinated debt	409	595
Total Liabilities	38,977	1,048,643
Stockholders’ Equity
Common stock ($.01 par value; authorized 10,000,000 shares)	1,337	1,337
Additional paid-in capital	457,540	453,938
Deferred compensation	101	124
Accumulated deficit	(343,043)	(263,577)
Treasury stock, at cost	(11,022)	(10,827)
Total Stockholders’ Equity	104,913	180,995
Total Liabilities and Stockholders’ Equity	$143,890	$1,229,638

Common stock (in shares)
Shares issued	6,688,387	6,688,387
Less: Treasury stock	(530,047)	(466,428)
Shares outstanding	6,158,340	6,221,959

About Gleacher & Company

Gleacher & Company, Inc. (Nasdaq: GLCH) is incorporated under the laws of the State of Delaware.  The Company’s common stock is traded on The NASDAQ Global Market under the symbol “GLCH.”

Forward Looking Statements

This press release contains “forward-looking statements.”  These statements are not historical facts but instead represent the Company’s belief or plans regarding future events, many of which are inherently uncertain and outside of the Company’s control.  The Company often, but not always, identifies forward-looking statements by using words or phrases such as “anticipate,” “estimate,” “plan,” “project,” “target,” “expect,” “continuing,” “ongoing,” “believe” and “intend.”  The Company’s forward-looking statements are based on facts as the Company understands them at the time the Company makes any such statement as well as estimates and judgments based on these facts.  The Company’s forward-looking statements may turn out to be inaccurate for a variety of reasons, many of which are outside of its control.  Factors that could render the Company’s forward-looking statements subsequently inaccurate include the risk that we are unable to preserve or maximize stockholder value through the realization of any of the strategic alternatives being evaluated by the Company and the other risks and factors identified from time to time in the Company’s filings with the Securities and Exchange Commission.  You are cautioned not to place undue reliance on forward-looking statements.  The Company does not undertake to update any of its forward-looking statements.

Source:  Gleacher & Company, Inc.

Gleacher & Company, Inc.

Investor Relations, 212-273-7100